Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Ashmore Funds:

We consent to the use of our report dated December 24, 2015, with respect to the financial statements of Ashmore Emerging Markets Corporate Debt Fund, Ashmore Emerging Markets Local Currency Bond Fund, Ashmore Emerging Markets Debt Fund (currently called Ashmore Emerging Markets Hard Currency Debt Fund), Ashmore Emerging Markets Total Return Fund, Ashmore Emerging Markets Equity Fund (currently called Ashmore Emerging Markets Value Fund), Ashmore Emerging Markets Small-Cap Equity Fund, Ashmore Emerging Markets Frontier Equity Fund, and Ashmore Emerging Markets Short Duration Fund, incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

October 27, 2016